Exhibit 10.1
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AGREEMENT is entered into, effective this 4th day of August, 2008, by and between Spanish Broadcasting System, Inc. (the “Company”), a Delaware corporation, and Joseph A. Garcia (the “Executive”) (hereinafter collectively referred to as “the Parties”).
          WHEREAS, the Executive has been employed by the Company for a number of years in the position of Chief Financial Officer, most recently pursuant to the terms of a agreement between the Parties dated December 7, 2000 (the “2000 Agreement”); and
          WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive, and the Executive is willing to serve in the employ of the Company, for the period set forth herein upon the terms and conditions hereinafter provided;
          NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
     1.     Term. The initial term of employment under this Agreement will be for three years, with the period commencing on August 4, 2008 (the “Commencement Date”) and ending on August 3, 2011 (the “Initial Term”); provided, however, that on the expiration date of the Initial Term and on each anniversary of such date thereafter the term of employment under this Agreement will be automatically renewed for an additional year, unless either the Company or the Executive will have given written notice to the other at least sixty (60) calendar days prior thereto that the term of employment under this Agreement will not be so renewed (a “Notice of Non-Renewal”).
     2.     Employment.
     (a)     Position. The Executive will be employed as, and hold the title of, Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary of the Company, and will have the duties, powers, and responsibilities as are customary for such positions. The Executive will be given the authority needed to perform the duties and undertake the responsibilities assigned to his position. The Executive will report to the Company’s Chief Executive Officer. Executive Agrees to serve as a member of the Company’s Board of Directors if elected to such position.
     (b)     Obligations. The Executive shall devote his full business time and attention to the business and affairs of the Company. During the term of this Agreement, the Executive shall not engage in any other employment, service or consulting activity without the prior written approval of the Company’s Chief Executive Officer. The foregoing, however, shall not preclude the Executive from (i) serving on any corporate, civic or charitable boards or committees on which the Executive is serving on the Commencement Date, provided those positions are listed in attached Schedule I, or on which he commences service following the Commencement Date with the prior written approval of the Company’s Chief Executive Officer, or (ii) managing personal investments, so long as such clause (i) and (ii) activities do not interfere, in the judgment of Company’s Chief Executive Officer, with the performance of the Executive’s responsibilities or otherwise conflict with Executive’s obligations to the Company herein, including the obligations in Section 9.
     (c)     Location. The Executive shall work from offices in the Miami, Florida metropolitan area. The Executive agrees to travel as necessary to fulfill the requirements of his position as Senior Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary of the Company.

     3.     Base Salary and Bonus.
     (a)     Base Salary. The Company agrees to pay or cause to be paid to the Executive an annual base salary at the rate of $525,000, less applicable withholding. This base salary will be subject to annual review and may be increased from time to time as recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) upon consideration of such factors as the Executive’s responsibilities, compensation of similar executives within the Company and in other companies, performance of the Executive, and other pertinent factors. The Executive’s annual rate of base salary, as it may be increased from time to time, will be hereinafter referred to as the “Base Salary.” Such Base Salary will be payable in accordance with the Company’s customary practices applicable to its executives.
     (b)     Bonus. For each fiscal year completed during the Term, the Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based upon the Executive’s attainment of individual and Company performance goals that, taking into account in-put from the Executive, will be pre-established in good faith by the Company’s Compensation Committee. The annual performance goals set by the Compensation Committee for the Executive will be reasonable in comparison to the individual and Company performance goals the Compensation Committee sets for the Company’s other executive officers, provided that the Executive’s threshold target Annual Bonus will be no less than $100,000 (the “Threshold Target Annual Bonus”), the target Annual Bonus will be no less than $200,000 (the “Target Annual Bonus”) and the maximum Annual Bonus amount for a fiscal year shall not exceed $300,000 (the “Maximum Target Annual Bonus”). The Threshold Target Annual Bonus will be payable for achievement of minimum specified performance goals, the Target Annual Bonus will be payable for achievement of specified target performance goals and the Maximum Annual Target Bonus will be payable for achievement of specified outstanding performance goals. Notwithstanding the preceding, a zero bonus is possible for performance that fails to meet the threshold level of performance. Upon approval of the Compensation Committee, the Annual Bonus (if any) for each fiscal year shall be paid in accordance with the Company’s customary practices, but in no event more than 75 days following the end of such fiscal year.
     (c)     Equity Compensation Awards. On the 30th day after the Agreement is executed by the Parties, the Company will, under the 2006 Omnibus Equity Plan (the “Equity Plan”) grant Executive 125,000 nonqualified stock options on Company Class A Shares (“Options”). These Options will have a maximum exercise period of 10 years and an exercise price equal to the Fair Market Value (as defined under the Equity Plan) of the shares on the date of grant. The Company will also grant Executive 125,000 Stock Unit Awards under the Equity Plan, subject to restrictions on vesting (“Stock Units”). Executive will vest in the Options and Stock Units in three substantially equal annual installments, with the first annual installment vesting on the date of the grant, and each additional installment vesting on the anniversary of such date in the next two years. All Stock Units will be settled as soon as practicable after vesting, but in no event later than 2 1/2 months after the close of the year in which such Stock Units vest.
     (d)     Employee Benefits. Provided he otherwise satisfies any applicable eligibility requirements for participation, the Executive will be entitled to participate in the welfare, retirement, perquisite, and fringe benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive’s participation in any such plans, practices and programs for which he satisfies the applicable eligibility requirements will be on the same basis and terms as are applicable to senior executives of the Company generally. For the avoidance of doubt, the Company will pay for the health care coverage for the Executive and his immediate family, which shall include his spouse and children to the extent eligible under the insurance plan.

     (e)     Car and Related Expenses. During the term of this Agreement the Company will provide Executive with a Mercedes S-Class or similar level automobile for his business use, with a new car (or new car lease) provided following the termination of the lease existing as of the Commencement Date and will reimburse Executive for the related insurance coverage and associated reasonable gasoline, oil and other maintenance expenses, provided the Executive provides appropriate documentation of such insurance, gasoline, oil and other maintenance expenses. Reimbursement will occur promptly after submission of appropriate documentation, provided no reimbursement shall be made later than the end of the calendar year following the calendar year in which the expense was incurred.
     4.     Other Benefits.
     (a)     Expenses. Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company. In no event shall a reimbursement be made later than the end of the calendar year following the year in which the expense was incurred.
     (b)     Vacation. During the Term, the Executive will be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided, however, that the Executive will be eligible for no less than four (4) weeks of paid vacation per year. Executive may rollover up to two (2) weeks of paid vacation from one year to the next. Executive will be entitled to paid holidays in accordance with the Company’s policies.
     5.     Termination. Except for a Notice of Non-Renewal, as described in Section 1, the Executive’s employment hereunder may only be terminated in accordance with the following terms and conditions:
     (a)     Termination by the Company without Cause. The Company will be entitled to terminate the Executive’s employment at any time by delivering a Notice of Termination to the Executive pursuant to Section 5(e); provided, however, that any termination of the Executive’s employment for Cause shall be governed by the provisions of Section 5(b).
     (b)     Termination by the Company for Cause.
          (i)     The Company may terminate the Executive’s employment hereunder for “Cause” (as defined below) by delivering to him a Notice of Termination. For purposes of the foregoing, any of the following shall constitute grounds for terminating the Executive’s employment for Cause: (A) the Executive’s pleading “guilty” or “no contest” to, or his conviction of, a felony or any crime involving moral turpitude, (B) his commission of any act of fraud or any act of personal dishonesty involving the property or assets of the Company intended to result in material financial enrichment to the Executive or material injury or harm to the Company, including the Company’s reputation, (C) a material breach by the Executive of any of his other obligations under this Agreement or any other agreement with the Company, (D) the Executive’s commission of a material violation of Company policy which would result in an employment termination if committed by any other employee of the Company, (E) the Executive’s material dereliction of the major duties, functions and responsibilities of his executive position (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), (F) a material breach by the Executive of any of the Executive’s fiduciary obligations as an officer of the Company, (G) the Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or his willful and knowing submission of any false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Company’s Class A and/or Class B common stock are at the time listed for trading, or (H) the use or disclosure of the confidential and/or proprietary information of another entity in violation of any written agreement(s) between him and such entity. However, prior to any termination of the Executive’s employment for Cause based on any of the reasons specified in clauses (C) through (E) and the delivery of a Notice of Termination in connection therewith, the Company shall give written notice to the Executive of the actions or omissions deemed to constitute the grounds for such a termination for Cause, and the Executive shall have a period of not less than sixty (60) calendar days after the receipt of such notice, during which period the Executive shall continue to be provided with the compensation and benefits described in Sections 3 and 4 of this Agreement) in which to cure the specified default in his performance and thereby avoid Termination under this subsection (b)(i).
          (ii)     In the event the Executive is provided with a Notice of Termination under subsection (b)(i), the Notice of Termination shall specify a Termination Date that is no earlier than the third business day following the date of the Notice of Termination, and the Executive will have three (3) business days following the date of such Notice of Termination to submit a written request to the Board for a meeting to review the circumstances of his termination. If the Executive timely submits such a written request to the Board, the Board or a committee of the Board shall set a meeting whereby the Executive, together with his counsel, shall be permitted to present any mitigating circumstances or other information as to why he should not be terminated for Cause, and the Executive’s Termination Date shall be delayed until such meeting has occurred. Such meeting will be held, at the Company’s option, either on a mutually agreeable date prior to the Termination Date specified in the Notice of Termination or on a mutually agreeable date within fifteen (15) calendar days after the Executive’s timely written notice to the Company requesting such a meeting. Within five (5) business days after such meeting, the Board or committee of the Board, as applicable, shall deliver written notice to the Executive of its final determination and, if the termination decision is upheld, the final actual Termination Date. During the period following the date of the Notice of Termination until the Termination Date or other resolution of the matter, the Company shall have the option to place the Executive on an unpaid leave of absence. The rights under this subsection will not be deemed to prejudice the Executive’s other rights and remedies in any way or give rise to any waiver, estoppel, or other defense or bar. Without limiting the foregoing sentence and for purposes of clarification, the failure by the Executive to request a meeting under this subsection, to participate in a meeting that has been requested, or to present any evidence or argument will not prevent the Executive from making any claim against the Company, from seeking any legal or equitable remedy, or from putting forward any evidence or argument at any judicial or arbitral hearing.
     (c)     Termination by the Executive. The Executive may terminate his employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below) no later than sixty (60) calendar days following the act or omission which the Executive sets forth in such notice as grounds for a Good Reason termination, and (2) not earlier than fourteen (14) calendar days after the delivery of such Preliminary Notice or (if later) the third business day following the Company’s failure to take appropriate remedial action within the applicable sixty (60)-day cure period provided below to the Company following the receipt of such the Preliminary Notice, a Notice of Termination. For purposes of this Agreement, “Good Reason” means any of the following:
          (i)     a reduction in Base Salary;
          (ii)     a change in the reporting hierarchy such that Executive no longer reports directly to the Chief Executive Officer of the Company;

          (iii)     a change in Executive’s title or office without the Executive’s prior written consent;
          (iv)     a material reduction in the scope of the Executive’s duties, responsibilities or authority, or the repeated reassignment of the Executive’s duties, responsibilities or authority, and such event has not been rescinded within fifteen (15) business days after Executive notifies the Company that he objects thereto, provided that Executive notifies the Company within forty-five (45) days of such event that he objects;
          (v)     the movement by the Company of the Executive’s principal place of employment to a site that is more than twenty (20) miles from the Company’s principal place of business;
          (vi)     any material breach by the Company of the Agreement that is not cured within fifteen (15) business days after the Executive notifies the Company that he objects thereto, provided that Executive notifies the Company within forty-five (45) days of such event that he objects;
     In no event will any acts or omissions of the Company which are not the result of bad faith and which are cured within sixty (60) days after receipt of written notice from the Executive identifying in reasonable detail the acts or omissions constituting “Good Reason” (a “Preliminary Notice of Good Reason”) be deemed to constitute grounds for a Good Reason resignation. A Preliminary Notice of Good Reason will not, by itself, constitute a Notice of Termination.
     (d)     Termination due to the Executive’s Death or Disability. This Agreement will terminate upon the death of the Executive. The Company may terminate the Executive’s employment hereunder if he is unable to perform, with or without reasonable accommodation, the principal duties and responsibilities of his position with the Company for a period of six (6) consecutive months or more by reason of any physical or mental injury or impairment; provided, however, that in the event the Executive is at the time covered under any long-term disability benefit program in effect for the Company’s executive officers or employees, such termination of the Executive’s employment shall not occur prior to the date he first becomes eligible to receive benefits under such program. The termination of the Executive’s employment under such circumstances shall, for purposes of this Agreement, constitute a termination for “Disability.”
     (e)     Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive will be communicated by a written Notice of Termination to the other at least three (3) business days prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” will mean a notice which indicates the specific termination provision in this Agreement relied upon and will, with respect to a termination for Cause or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Executive’s employment under the provision so indicated. Any termination by the Company under this Section 5 other than for Cause or by the Executive without Good Reason will be communicated by a written Notice of Termination to the other party fourteen (14) calendar days prior to the Termination Date. However, the Company may elect to pay the Executive in lieu of fourteen (14) calendar days’ written notice. For purposes of this Agreement, no such purported termination of employment pursuant to this Section 5 will be effective without such Notice of Termination.
     (f)     Termination Date. “Termination Date” will mean in the case of the Executive’s death, the date of death; in the case of non-renewal of the Agreement pursuant to Section 1, the date the Term of the Agreement expires; and in all other cases, the date specified in the Notice of Termination.

     6.     Compensation Upon Termination.
     (a)     Except as provided further in this Section 6(a), if the Executive’s employment is terminated: (i) by the Company for Cause; or (ii) by reason of the Executive’s death or Disability; or (iii) pursuant to a Notice of Non-Renewal delivered by the Executive; or (iv) by the Executive by delivery of a written notice of resignation without Good Reason, the Company’s sole obligations hereunder will be to pay the Executive or his estate on the Termination Date the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 4(a) through the Termination Date, provided the Executive has submitted appropriate documentation for such expenses, and (iii) the amount of the Executive’s accrued but unpaid vacation time (together, these amounts will be referred to as the “Accrued Obligations”). In addition to the Accrued Obligations, in the event the Executive’s employment terminates by reason of the Executive’s death or Disability, the Executive or his estate will be paid an amount equal to 24 months of his Base Salary, offset, in the event of termination due to Disability by the amount of any payment received under the Company’s disability policies covering the Executive, which amount shall be paid in a single lump Sum on the 30th business day following the Executive’s death or Disability. In the event the Executive’s employment terminates by reason of the Executive’s death or Disability, the Executive or his estate also will be paid his Annual Bonus, pro-rated for his actual period of service during the fiscal year in which such termination of employment occurs and based on actual performance. Such Annual Bonus will be paid at the time such Annual Bonus would otherwise have been paid. Further, in the event the Executive’s employment terminates by reason of the Executive’s death or Disability, any unvested stock options will vest and all of the Executive’s outstanding stock options will remain exercisable for a period of one year from the date of such termination, provided that in no event shall such options be exercisable after the expiration of the option term. In addition, any unvested Stock Units will vest immediately upon such termination and be paid to the Executive or his estate as soon as practicable after vesting, but in no event later than 2 1/2 months after the close of the year in which such vesting occurs. The Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
     (b)     If the Executive’s employment is terminated prior to a Change in Control (as defined in Section 6(c)): (i) by the Company for any reason other than for Cause; (ii) by the Executive for Good Reason, the Executive will, in addition to the Accrued Obligations, be entitled to the following compensation and benefits from the Company, provided and only if he (1) executes and delivers to the Company a general release (substantially in the form of attached Exhibit A) which becomes effective and enforceable in accordance with applicable law and (2) complies with the restrictive covenants set forth in Sections 9 and 10:
          (i)     an amount equal to the Executive’s Base Salary for the greater of (1) the remainder of the Term or (2) twenty-four (24) months (the “Severance Period”). One-half (1/2) of this amount will be paid on the fifth business day following the Termination Date and one-half (1/2) will be paid in accordance with the Company’s normal payroll practices;
          (ii)     any Annual Bonus earned but unpaid as of the Termination Date, which amount shall be paid in a single lump sum on the 30th business day following the Termination Date;
          (iii)     except as otherwise provided in (vi), below, continued exercisability of vested stock options for a period of three months following the Termination Date; provided that in no event shall such options be exercisable after the expiration of the option term;

          (iv)     provided the Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, continued coverage under such plan at the Company’s expense until the earliest of (A) the end of the twelve (12)-month period measured from the Termination Date, (B) the date that the Executive and/or his eligible dependents are no longer eligible for COBRA coverage, and (C) the date that the Executive becomes eligible for such coverage under the health plan of any new employer (the Executive agrees to provide the Company with written notice of such eligibility within ten calendar days);
          (v)     the Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect; and.
          (vi)     in the event the Executive’s employment is terminated by the Executive for Good Reason, all non-vested Options previously granted to Executive shall immediately vest and remain exercisable for a period of one year following the Termination Date; provided that in no event shall such options be exercisable after the expiration of the option term, and all non-vested Stock Units shall vest immediately and be settled as soon as practicable, but in no event later than 2 1/2 months after the close of the year in which such vesting occurs.
     (c) If the Executive’s employment is terminated on or before the second anniversary of a Change in Control (as defined below): (i) by the Company for any reason other than for Cause; (ii) by the Executive for Good Reason, the Executive will, in addition to the Accrued Obligations, be entitled to the following compensation and benefits from the Company, provided and only if he (i) executes and delivers to the Company a general release (substantially in the form of attached Exhibit A) which becomes effective and enforceable in accordance with applicable law and (ii) complies with the restrictive covenants set forth in Sections 9 and 10:
          (i)     an amount equal to two times the Executive’s Base Salary in effect on the Termination Date plus two times the Annual Bonus paid or payable to Executive with respect to the year preceding such Termination Date, such amount to be paid in equal increments, in accordance with the Company’s normal payroll practices, for twenty-four (24) months (the “Change in Control Severance Period”);
          (ii)     All non-vested Options previously granted to Executive shall immediately vest and remain exercisable for a period of one year following the Termination Date; provided that in no event shall such options be exercisable after the expiration of the option term;
          (iii)     All non-vested Stock Units shall vest immediately and be and be settled as soon as practicable, but in no event later than 2 1/2 months after the close of the year in which such vesting occurs;
          (iv)     provided the Executive and/or his dependents are eligible and timely elect to continue their healthcare coverage under the Company’s group health plan pursuant to their rights under COBRA, continued coverage under such plan at the Company’s expense until the earliest of (A) the end of the twelve (12)-month period measured from the Termination Date, (B) the date that the Executive and/or his eligible dependents are no longer eligible for COBRA coverage, and (C) the date that the Executive becomes eligible for such coverage under the health plan of any new employer (the Executive agrees to provide the Company with written notice of such eligibility within ten calendar days); and
          (v)     the Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect;

          Notwithstanding anything contained herein to the contrary, benefits provided to the Executive under this Section 6(c) shall in no event exceed the maximum benefit amount payable without triggering the imposition of taxes under Section 4999 of the Internal Revenue Code (the “Code”). Executive agrees to a reduction of the benefits described under this Section 6(c) as necessary to prevent such benefits from constituting a parachute payment under Code Section 280G.
     For purposes of this Section 6(c), “Change in Control” means a change of control as defined under the equity plan.
     (d)     The Executive will not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, and no such payment or benefit will be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.
     7.     Clawback Provision. In the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the Federal securities laws, Executive shall reimburse the Company for the amount of any Annual Bonus or any other incentives paid to Executive based on the financial results that are materially restated downward.
     8.     Attorneys’ Fees. Promptly following receipt of a statement for professional services (including, but not limited to tax consultants, advisors, attorneys, compensation experts, etc.) the Company shall reimburse the Executive for fees and expenses of Executive’s legal counsel which were incurred in connection with the negotiation and review of this Agreement up to an amount equal to Seven Thousand, Five Hundred Dollars ($7,500). Payment of any reimbursement under this Section 8 shall be made to the Executive not later than the end of the calendar year following the year in which such expenses were incurred.

     9.     Confidentiality. The Executive hereby acknowledges that the Company may, from time to time during the Term, disclose to the Executive confidential information pertaining to the Company’s business, strategic plans, technology or financial affairs. All information, data and know-how, whether or not in writing, of a private or confidential nature concerning the Company’s finances and financial reports, employee information and other organizational information, trade secrets, processes, systems, marketing strategies and future marketing plans, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, or other specialized information or proprietary matters , (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of the Company and shall not be used or disclosed by the Executive except to the extent necessary to perform his duties and responsibilities under this Agreement. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of his employment hereunder, and the Executive shall not retain any copies or excerpts of the returned items. Notwithstanding the preceding, there shall be no obligation hereunder with respect to information that (i) is generally available to the public on the Commencement Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permitted hereunder.
     10.     Restrictive Covenants. At all times during the Executive’s employment with the Company, and for a period of the longer of (i) one (1) year after the termination of his employment with the Company, or (ii) the period for which severance payments are made to Executive, regardless of the reason or cause for such termination, the Executive shall comply with the following restrictions:
     (a)     The Executive shall not directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, faculty members, consultants and independent contractors.
     (b)     The Executive shall not directly or indirectly solicit any customer, vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) with respect to products or services competitive with those offered by the Company or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such customer, vendor, supplier, licensor, licensee or other business affiliate.
     (c)     The Executive shall not, on his own or as an employee, agent, promoter, consultant, advisor, independent contractor, general partner, officer, director, investor, lender or guarantor or in any other capacity, directly or indirectly:
          (i)     conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in, any business, whether in the United States, any possession of the United States or any foreign country or territory, that competes with any of the businesses or programs conducted by the Company in the communications industry for which the Executive provided services and/or support and/or for which the Executive held supervisory responsibility or oversight during the period of his employment with the Company (hereafter collectively referred to as the “Businesses”); or
          (ii)     permit his name to be used in connection with a business which is competitive or substantially similar to the Businesses.

     Notwithstanding the foregoing the Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any business that is competitive or substantially similar to the Businesses shall not be deemed a breach of his restrictive covenant under this Section 9(c).
     11.     Non-Disclosure/Non-Disparagement. At no time during the term of this Agreement or thereafter shall Executive disclose Proprietary Information, or disparage the Company, its employees or its Directors. Notwithstanding the preceding, nothing in this Agreement shall in any way limit the ability of the Executive to provide information covered by this Agreement to a Federal government department or agency to assist such entity in the fulfillment of its duties.
     12.     Section 409A. Certain payments contemplated by this Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Code Section 409A.
     (a)     It is the intent of the parties that the provisions of this Agreement comply with all applicable requirements of Code Section 409A. If any federal legislation is enacted during the term of this Agreement which imposes a dollar limit on deferred compensation, then the Executive will co-operate with the Company in restructuring any items of compensation under this Agreement that are deemed to be deferred compensation subject to such limitation; provided such restructuring shall not reduce the dollar amount of any such item or adversely affect the vesting provisions applicable to such item or otherwise reduce the present value of that item.
     (b)     Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Section 6 of this Agreement (other than COBRA benefits) shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” with the Company (as such term is defined in the final regulations under Section 409A) or (ii) the date of his death, if the Executive is deemed at the time of such separation from service a “key employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this subsection 12(b) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.
     13.     Indemnification. The Executive shall be covered by any policy of liability insurance which the Company maintains during the Term for its officers and directors (“D&O Insurance”), to the maximum extent of such coverage provided any other executive officer of the Company. The Company agrees to provide the Executive with information about all D&O Insurance maintained during the Term, including proof that such insurance is in place and the terms of coverage, upon the Executive’s reasonable request. In addition to any rights the Executive may have under such D&O Insurance, applicable law, or the articles of incorporation and bylaws of the Company and except as may be prohibited by applicable law, the Company agrees to indemnify, defend, and hold the Executive harmless from and against any and all claims and/or liability arising from, as a result of, or in connection with the Executive’s employment by the Company or any outside appointments and offices held at the Company’s request, except to the extent such claims or liability are attributable to the Executive’s gross negligence or willful misconduct.
     14.     Injunctive Relief. The Executive expressly agrees that the covenants set forth in Sections 9 and 10 of this Agreement are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of the Company. The Executive also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of Sections 9 or 10 of this Agreement by the Executive, and that injunctive relief against the Executive is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, without the necessity of posting a bond, plus the attorneys’ fees and costs actually incurred for the securing of such relief.
     15.     Survival of Certain Provisions. The provisions of Sections 7, 9, 10, 12 through 21, 23, and 24 will survive any termination of this Agreement.
     16.     Withholdings. Any compensation and/or benefits provided to the Executive by the Company shall be subject to the Company’s collection of all applicable payroll deductions and applicable withholding and payroll taxes.
     17.     Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “the Company” as used herein will include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein will mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     18.     Arbitration. Except as otherwise provided in Section 14, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement or its termination or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration shall be conducted in Miami, Florida and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated. To the extent that any of the AAA rules or anything in the Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be borne by the Company. Each party will bear its or his own travel expenses and attorneys’ fees: provided, however that the arbitrator (i) shall award attorneys’ fees to the Executive with respect to any claim for breach of this Agreement on which he is the prevailing party and may award attorneys’ fees to the Executive as otherwise allowed by law and (ii) may award attorneys’ fees to the Company with respect to any other claim on which it is the prevailing party and it is determined by the arbitrator that such claim by the Executive was frivolous in that it presented no colorable arguments for recovery. The arbitration shall be instead of any civil litigation. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     19.     Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been given when personally delivered or on the third business day following mailing if sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:
To the Executive:
To the Company:
2601 S. Bayshore Dr., PHII
Coconut Grove, Florida 33133
With a copy to:
Melanie Montenegro
2601 S. Bayshore Dr., PHII
Coconut Grove, Florida 33133
     20.     Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.
     21.     Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute but one and the same instrument. An electronic facsimile of a signature, when delivered by the signing party to the non-signing party, will have the same force and effect as an original.
     22.     Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflict of law principles thereof.
     23.     Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect.
     24.     Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

JOSEPH A. GARCIA	SPANISH BROADCASTING SYSTEM, INC.

/s/ Joseph A. García	By:	Raúl Alarcón, Jr.

	Its:	CEO

EXHIBIT A
FORM OF GENERAL RELEASE

GENERAL RELEASE
     This AGREEMENT is made as of ____________, 200___, by and between _______________ (“Executive”), and Spanish Broadcasting System, Inc. (the “Company”).
     In consideration for the severance benefits offered by the Company to Executive pursuant to Section 6 of his Employment Agreement with the Company dated ____________, 2008 (the “Employment Agreement”), Executive agree as follows:
     1.     Termination of Employment. Executive acknowledges that his employment with the Company is terminated effective ____________ (the “Termination Date”), and he agrees that he will not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. Executive agrees that he has received and reviewed his final paycheck and he has received all wages and accrued but unpaid vacation pay earned by him through the Termination Date.
     2.     Waiver and Release.
          (a)     Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective past and present directors, officers, agents, employees, employee benefit plan fiduciaries and administrators, insurers, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment up to the date he signs this Release, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination or retaliation claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act, the Equal Pay Act of 1963, as amended, and any similar law of any state or local governmental entity, claims under the Employee Retirement Income Security Act of 1973, as amended, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.
          (b)     The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a Company-sponsored benefit plan; (4) any benefits to which he is entitled pursuant to Section 7 of the Employment Agreement or his rights to indemnification pursuant to Section 13 of the Employment Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (6) any wrongful act or omission occurring after the date he executes this Agreement; and (7) any claim relating to the enforcement of this Agreement under the Age Discrimination in Employment Act of 1963, as amended. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 2(a) above), he agrees not to seek or accept any personal forms of relief from the EEOC, similar government agencies, or any third party.

          (c)     Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.
          (d)     Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.
          (e)     Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the Termination Date.
          (f)     This Agreement is binding on Executive, his heirs, legal representatives and assigns.
     3.     Cooperation. Executive agrees to cooperate with and assist the Company and its counsel at any time and in any manner reasonably required by the Company or its counsel (with due regard for the Executive’s other commitments if he has obtained other employment) in connection with any litigation or other legal process affecting the Company or in answering questions concerning any other matter of which Executive has knowledge as result of his employment (other than any litigation with respect to this Agreement). In the event of such requested cooperation, the Company shall reimburse Executive for his reasonable out-of-pocket expenses.
     4.     Entire Agreement. This Agreement and the Employment Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to (i) his (and the Company’s) agreement to arbitrate disputes, (ii) his restrictive covenants under Section 10 of the Employment Agreement and (iii) his obligations under Section 9 of the Employment Agreement, his existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information.
     5.     Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.

     6.     Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of Florida.
     7.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     8.     No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
     9.     Acknowledgements. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:
          (a)     has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement;
          (b)     has been provided a consideration period of twenty-one (21) calendar days within which to decide whether he will execute this Agreement and that no one hurried him into executing this Agreement;
          (c)     is signing this Agreement knowingly and voluntarily; and
          (d)     has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation must be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.
          Because of the revocation period, the Company’s obligations under this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).
I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS
_______________

	Date:	,	20

Signature

SCHEDULE I
LIST OF EXISTING BOARD MEMBERSHIPS